CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 14, 2002, relating to the financial statements and financial highlights of the COUNTRY Mutual Funds (currently organized as COUNTRY Mutual Funds Trust, a Delaware trust, and consisting of COUNTRY Growth Fund, COUNTRY Balanced Fund, COUNTRY Tax-Exempt Bond Fund, COUNTRY Short-Term Bond Fund and COUNTRY Bond Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
October 30, 2002